                                                                    EXHIBIT 3.34
                          CERTIFICATE OF INCORPORATION

                                       OF

                                TRW ODYSSEY INC.
                      ------------------------------------

                  The undersigned, for the purpose of organizing a corporation for conducting business and promoting the purposes hereinafter stated, under the provisions and subject to the requirements of the laws of the State of Delaware
(particularly Title 8 of the Delaware Code and the acts amendatory thereof and supplemental thereto, referred to as the "General Corporation Law of Delaware"), hereby certifies that:

                  First: The name of the Corporation is TRW Odyssey Inc.

                  Second:      The address of its registered office in the State
of Delaware is Corporation Trust Center, 1209 Orange Street, City of Wilmington,
County of New Castle. The name of its registered agent at that address is the
Corporation Trust Company.

                  Third:       The purpose of the Corporation is to engage in
any lawful act or activity for which corporations may be organized under the
General Corporation Law of Delaware.

                  Fourth:      The total number of shares of stock which the
Corporation shall have authority to issue is one hundred (100) shares, all of which are without par value. All such shares are of one class and are Common
Stock.

                  Fifth:       The name and the mailing address of the
incorporator is as follows: Jean M. Schmidt, 1900 Richmond Road, Cleveland, Ohio
44124.

                  Signed on this 14th day of February, 1995.

                                          /s/ Jean M. Schmidt
                                         -------------------------------
                                                Jean M. Schmidt